FIRST AMENDMENT
TO
LOAN AND SECURITY AGREEMENT

This FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT, dated as of August 6, 2007 (the “Amendment”), by and among Kirkland’s, Inc., a Tennessee corporation (the “Parent”), Kirkland’s Stores, Inc., a Tennessee corporation (“Kirkland’s”) and kirklands.com, inc., a Tennessee corporation (“kirklands.com”, and together with the Parent and Kirkland’s, individually, a “Borrower” and collectively, the “Borrowers”), the financial institutions from time to time party thereto (individually, a “Lender” and collectively, the “Lenders”) and Bank of America, N.A., as successor in interest to Fleet Retail Group, Inc., as agent for the Lenders (in such capacity, the “Agent”), amends that certain Loan and Security Agreement dated as of October 4, 2004, by and among the Borrowers, the Lenders, and Fleet Retail Group, Inc., as agent (as amended from time to time, the “Loan Agreement”). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the undersigned hereby agrees as follows:

1. Amended Definitions. The following definitions contained in Section 1 of the Loan Agreement are hereby amended and restated in their entirety to read as follows:

“Agent” shall mean Bank of America N.A., in its capacity as agent on behalf of the Lenders pursuant to the terms hereof and any replacement or successor agent hereunder.

“Applicable Libor Margin” shall mean (i) in respect of Revolving Loans other than FILO Loans, initially, one and one quarter percent (1.25%), provided, that, for each fiscal quarter in which Excess Availability is at any time less than $15,000,000, then the outstanding principal amount of the Revolving Loans shall bear interest for any month at a per annum rate equal to one and one half percent (1.5%) per annum in excess of the Adjusted Libordollar Rate, and (ii) in respect of FILO Loans, initially, two and one quarter percent (2.25%), provided, that, for each fiscal quarter in which Excess Availability is at any time less than $15,000,000, then the outstanding principal amount of FILO Loans shall bear interest for any month at a per annum rate equal to two and one half percent (2.5%) per annum in excess of the Adjusted Libordollar Rate. In the event that any Borrowing Base from which the Applicable Libor Margin is determined is shown to be inaccurate (regardless of whether this Agreement is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher rate pursuant to this definition for any period (an “Applicable Period”) than the rate applied for such Applicable Period, then (i) the Borrowers shall immediately deliver to the Agent a correct Borrowing Base for such Applicable Period and (ii) the Borrower shall immediately pay to the Agent, for the benefit of the Lenders, the accrued additional interest owing as a result of such increased rate for such Applicable Period. This paragraph shall not limit the rights of the Agent and Lenders with respect to Section 10.1. Except in the event of fraud by or on behalf of the Borrowers in the preparation of its Borrowing Base, this paragraph shall be of no further force or effect following the repayment in full in cash of the Obligations (other than contingent indemnification obligations with respect to which no claim has been made) and termination of the Commitments.

“Borrowing Base” shall mean, at any time, the amount equal to:

(a) the lesser of:

(i) the amount equal to: (x) the Inventory Advance Rate multiplied by the Net Recovery Percentage of Inventory multiplied by the Cost of Eligible Inventory and the Cost of Eligible Letter of Credit Inventory, plus (y) the FILO Inventory Advance Rate multiplied by the Net Recovery Percentage of Inventory multiplied by the Cost of Eligible Inventory and the Cost of Eligible Letter of Credit Inventory, up to an amount not to exceed the FILO Loan Limit; provided, that the sum of clauses (x) and (y) shall not exceed 95% multiplied by the Net Recovery Percentage of Inventory multiplied by the Cost of Eligible Inventory and the Cost of Eligible Letter of Credit Inventory, plus (z) eighty five percent (85%) of the face amount of Eligible Credit Card Accounts; or

(ii) the Revolving Loan Limit;

minus

(b) any and all Reserves.

“Financing Agreements” shall mean, collectively, this Agreement, the Notes, the Fee Letter, the Collateral Access Agreements, the Subordination Agreement, the Security Documents, the Guaranty Agreements, the First Amendment, the First Amendment Fee Letter, and all other notes, guarantees, security agreements, deposit account control agreements, investment property control agreements, intercreditor agreements, and all other agreements, documents, and instruments now or at any time hereafter executed and/or delivered by any Borrower or any other Obligor in connection with this Agreement or the First Amendment.

“Interest Rate” shall mean,

(a) Subject to clause (b) of this definition below as to any Loan, (i) with respect to Prime Rate Loans, the Prime Rate plus the Applicable Prime Margin; and (ii) with respect to Libordollar Rate Loans, the Adjusted Libordollar Rate plus the Applicable Libor Margin;

(b) Notwithstanding anything to the contrary contained in clause (a) of this definition, the Interest Rate shall mean (i) the rate of two percent (2%) per annum in excess of the Prime Rate plus the Applicable Prime Margin as to Prime Rate Loans and the rate of two percent (2%) per annum in excess of the Adjusted Libordollar Rate plus the Applicable Libor Margin as to Libordollar Rate Loans, at Agent’s option, in each case without notice, (A) either (I) for the period on and after the date of termination or non-renewal hereof until such time as all Obligations are indefeasibly paid and satisfied in full in immediately available funds, or (II) for the period from and after the date of the occurrence of any Event of Default, and for so long as such Event of Default is continuing as determined by the Agent and (B) on the Revolving Loans at any time outstanding in excess of the Borrowing Base or the Revolving Loan Limit (whether or not such excess(es) arise or are made with or without Agent’s or any Lender’s knowledge or consent and whether made before or after an Event of Default).

“Inventory Advance Rate” shall mean ninety percent (90%).

“Revolving Loan Limit” shall mean, at any time, the amount equal to $43,000,000, plus the FILO Loan Limit. At the election of the Borrower Agent upon thirty (30) days prior written notice to the Agent, the Borrowers may reduce the Revolving Loan Limit by up to $15,000,000, to not less than $28,000,000 plus the FILO Loan Limit; provided, that (x) an Event of Default does not exist at the time of such election and would not exist after giving effect to such election and (y) each such decrease is in increments of $5,000,000.

2. New Definitions. The following definitions shall be added to Section 1 of the Loan Agreement as follows:

“First Amendment Fee Letter” shall mean that fee letter executed and delivered by the Borrowers in favor of the Agent in connection with the First Amendment to Loan and Security Agreement dated as of August 6, 2007.

“Applicable Prime Margin” shall mean zero percent (0%).

“FILO Loans” shall mean those Revolving Loans made by the Lenders based upon the FILO Inventory Advance Rate on a “first in” basis pursuant to Section 2.1 of this Agreement and on a “last out” basis pursuant to Section 6.11(a) of this Agreement.

“FILO Loan Limit” shall mean, at any time, an amount equal to $2,000,000.

“FILO Inventory Advance Rate” shall mean ninety-five percent (95%).

3. Revolving Loans. Section 2.1(a) shall be deleted in its entirety and the following shall be substituted therefor: “(a) Subject to and upon the terms and conditions contained herein, each Revolving Lender severally (and not jointly) agrees to fund its Pro Rata Share of Revolving Loans to Borrowers from time to time in amounts requested by any Borrower up to the amount outstanding at any time equal to the lesser of: (i) the Borrowing Base at such time or (ii) the Revolving Loan Limit, provided, that FILO Loans shall be deemed to be made on a ‘first in’ basis.”

4. Application of Payments. Section 6.11 of the Loan Agreement is hereby amended to delete paragraph (a) thereof in its entirety and to substitute the following therefor: “(a) Except to the extent otherwise expressly provided with respect to Defaulting Lenders under SECTION 6.9, all monies to be applied to the Obligations shall be allocated among the Agent and such of the Lenders as are entitled thereto (and, with respect to monies allocated to Lenders, on a Pro Rata Share basis, unless otherwise provided herein):

first, to pay any fees or expense reimbursement (including any Extraordinary Expenses) then due and payable by Borrowers to Agent under the Financing Agreements and to pay any Indemnified Amount then due and payable by Borrowers to Agent under the Financing Agreements;

second, to pay any fees, expense reimbursements (including any Extraordinary Expenses) and any Indemnified Amount then due and payable by Borrowers to Lenders under the Financing Agreements;

third, to pay interest then due and payable in respect of all Special Agent Advances for which Agent has not been reimbursed;

fourth, to pay interest then due and payable in respect of all Settlement Loans;

fifth, to pay the outstanding principal amount of Special Agent Advances;

sixth, to pay the outstanding principal amount of any Settlement Loans;

seventh, so long as no Event of Default has occurred and is continuing, at the Agent’s election, to pay any Obligations due and payable in respect of Priority Bank Products, until paid in full;

eighth, to pay interest then due and payable in respect of the Loans (including interest payable in respect of the Revolving Loans but excluding Settlement Loans and Special Agent Advances);

ninth, to pay the outstanding principal amount of the Revolving Loans (other than FILO Loans, Settlement Loans and Special Agent Advances) and cash collateralize Letter of Credit Accommodations with a funded reserve of up to 110% of the aggregate stated amount of all Letter of Credit Accommodations;

tenth, to pay the outstanding principal amount of FILO Loans;

eleventh, if an Event of Default has occurred and is continuing, at the Agent’s discretion, to pay to cash collateralize any Obligations in respect of Bank Products in an amount up to the amount of the amount of the Bank Products Reserve established prior to the occurrence of, and not in contemplation of, the subject Event of Default until the Borrowers’ and their Subsidiaries’ Obligations in respect of the then extant Bank Products have been paid in full or the cash collateral amount has been exhausted;

twelfth, to pay any other Obligations (including Obligations in respect of Bank Products) then due and payable by Borrowers to Agent or any Lender; and

thirteenth, to the Borrowers.”

5. Inventory Appraisals. Section 7.3 of the Loan Agreement shall be amended by deleting clause (d) thereof and substituting the following new clause (d) therefor: “(d) upon Agent’s request, Borrowers shall, at their expense, no more than one time in any twelve (12) month period, but (i) upon Agent’s request at Borrowers’ expense, no more than two times in any twelve (12) month period at any time during which Excess Availability is less than or equal to $15,000,000, or (ii) at any time or times as Agent may request at Agent’s expense, or (iii) at any time or times as Agent may request at Borrowers’ expense on or after an Event of Default or at any time during which Excess Availability is less than or equal to $5,000,000, deliver or cause to be delivered to Agent written reports or appraisals or appraisal updates as to the Inventory in form, scope and methodology acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent and upon which Agent is expressly permitted to rely;”

6. Financial Covenant: Minimum Excess Availability. Section 9.17 of the Loan Agreement shall be deleted in its entirety and the following shall be substituted therefor: “The Borrowers shall, at all times tested, maintain Excess Availability as follows (a) At least three million dollars ($3,000,000) of Excess Availability at all times during which the Borrowing Base is less than thirty five million dollars ($35,000,000), (b) at least three million five hundred thousand dollars ($3,500,000) of Excess Availability at all times during which the Borrowing Base is greater than or equal to thirty five million dollars ($35,000,000) and less than forty million dollars ($40,000,000), (c) at least four million dollars ($4,000,000) of Excess Availability at all times during which the Borrowing Base is greater than or equal to forty million dollars ($40,000,000) and less than forty five million dollars ($45,000,000), and (d) at all times during which the Borrowing Base is greater than or equal to forty million dollars ($40,000,000), Excess Availability of at least four million dollars ($4,000,000) plus five hundred thousand dollars ($500,000) for each incremental five million dollars ($5,000,000) of Borrowing Base value in excess of forty million dollars ($40,000,000).

7. Term. Section 13.1 of the Loan Agreement shall be amended by deleting the first sentence thereof and substituting therefor the following sentence: “This Agreement and the other Financing Agreements shall become effective on the date first set forth on the first page hereof and shall continue in full force and effect for a term ending on the date seven (7) years from the date hereof (the “Term”), unless sooner terminated pursuant to the terms hereof.”

8. Representations and Warranties. In addition to the continuing representations, warranties and covenants heretofore and hereafter made by the Borrowers to the Agent and Lenders pursuant to the Finance Agreements, or otherwise, and not in limitation thereof, the Borrowers hereby represent, warrant and covenant to the Agent and Lenders the following (which shall survive the execution and delivery of this Amendment:

(a) upon the effectiveness of this Amendment, there are no Defaults or Events of Default, or events existing which, with the passage of time or the giving of notice, or both, would constitute an Event of Default under the terms of the Financing Agreements;

(b) each Borrower has the corporate power and authority to execute, deliver and perform this Amendment and has taken all necessary corporate or other action to authorize the execution, delivery and performance of this Amendment, and this Amendment constitutes the legal, valid and binding agreement of such party, enforceable against such party in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity; and

(c) the execution, delivery and performance of this Amendment and any other agreement or document executed or to be executed by the Borrowers in connection herewith will not result in (i) a violation of or a conflict with any provision of the certificate or articles of incorporation, by-laws, or any other organizational or governing document of any Borrower, (ii) a breach of, or a default under, any term or provision of any contract, agreement, indebtedness, lease, encumbrance, commitment, license, franchise, permit, authorization or concession to which any Borrower is a party or by which it or any of its property is bound, the result of which, individually or in the aggregate, would be reasonably likely to result in a Material Adverse Effect, or (iii) a violation by any Borrower of any law, rule or regulation or order, judgment, decree or other determination by any court or any other governmental body, in each case applicable to it or any of its property or to which it or any of its property is subject, the result of which, individually or in the aggregate, would be reasonably likely to result in a Material Adverse Effect.

9. Conditions to Effectiveness. This Amendment shall be effective upon satisfaction of each of the following conditions precedent:

(a) This Amendment shall have been executed and delivered by all of the Borrowers and the Agent;

(b) The First Amendment Fee Letter shall have been executed and delivered by all of the Borrowers and the Agent;

(c) All fees and expenses of the Agent and Lenders, including, without limitation, the Amendment Fee reference in the First Amendment Fee Letter and reasonable attorney’s fees, incurred by the Agent and Lenders in connection with the negotiation and documentation of this Amendment and other documents executed concurrently herewith shall be paid by the Borrowers; and

(d) The representations and warranties contained herein shall be true and correct in all respects as of the date hereof.

10. Release. To the extent not otherwise set forth herein, the Borrowers hereby remise, release, acquit, and forever discharge the Agent and each Lender, its agents, employees, affiliates, officers, directors, predecessors, attorneys and all others acting or purporting to act on behalf of or at the direction of each Lender (collectively, “Releasees”), of and from any and all manner of actions, causes of action, suits, debts, accounts, covenants, contracts, controversies, agreements, variances, damages, judgments, claims and demands whatsoever, in law or in equity, arising prior to the date hereof, that the Borrowers may have on the date hereof against any Releasee, for, upon or by reason of any matter, cause or thing whatsoever relating to or arising out of the Loan Agreement or the other Financing Agreements through the date hereof. Without limiting the generality of the foregoing, the Borrowers waive and affirmatively agree not to allege or otherwise pursue any defenses (other than the defense of payment), affirmative defenses, counterclaims, claims, causes of action, setoffs or other rights they do, shall or, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the date hereof, may have as of the date hereof, including, but not limited to, the rights to contest: (a) the right of the Agent to exercise its rights and remedies described in the Loan Agreement or other Financing Agreement; (b) any provision of this Amendment or the Financing Agreements; or (c) any conduct of the any of the Releasees relating to or arising out of the Loan Agreement or the other Financing Agreements.

11. Miscellaneous.

(a) Accuracy of Recitals. The recitals to this Amendment are true and correct

(b) Integration. This Amendment sets forth in full the terms of agreement between the parties and is intended as the full, complete and exclusive contract governing the relationship between the parties with respect to the transactions contemplated herein, superseding all other discussions, promises, representations, warranties, agreements and understandings, whether written or oral, between the parties with respect thereto.

(c) No Amendment or Waiver. No term of this Amendment may be waived, modified or amended except in a writing signed by Borrowers and the Agent.

(d) WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AMENDMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(e) Notices. For the purposes hereof, the notice address of each party hereto shall be as currently set forth in the Loan Agreement. Any notice or other communication herein required or permitted to be given shall be in writing and delivered in accordance with the notice provisions of the Loan Agreement.

(f) Severability. Wherever possible, each provision of this Amendment shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment

(g) Section Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.

(h) GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS.

(i) Successors and Assigns; No Third Party Beneficiaries. This Amendment shall be binding on and shall inure to the benefit of the parties hereto and their respective successors and assigns, except as otherwise provided herein. The terms and provisions of this Amendment are for the purpose of defining the relative rights and obligations of the parties hereto with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Amendment.

(j) Default. Any default by any Borrower of the covenants, representation and warranties hereunder shall constitute an Event of Default pursuant to the terms of the Loan Agreement.

12. Counterparts.   This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original hereof and submissible into evidence and all of which together shall be deemed to be a single instrument. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto. Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission shall have the same force and effect as delivery of an original executed counterpart of this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their authorized officers as of the day and year first above written.

BANK OF AMERICA, N.A.

(Agent and Lender)

By:	/s/ Christine Scott

Name: Christine Scott Title: Director

Signature Page to First Amendment

WELLS FARGO RETAIL FINANCE, LLC

(Lender)

	By:	/s/ Adam Davis

Name: Adam Davis Title: AVP
BORROWERS:
KIRKLAND’S, INC.
By: /s/ Robert E. Alderson

Name: Robert E. Alderson Title: Chief Executive Officer
KIRKLAND’S STORES, INC.
By: /s/ Robert E. Alderson

Name: Robert E. Alderson Title: Chief Executive Officer
kirklands.com, inc.
By: /s/ Robert E. Alderson

Name: Robert E. Alderson Title: Chief Executive Officer

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